News Release

For further information:

Hooper Holmes
Ransom J. Parker
President & CEO
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces 2012 Fourth-Quarter and Year-End Results

BASKING RIDGE, N.J., April 1, 2013 -- Hooper Holmes (NYSE Mkt:HH) today announced financial results for the quarter and year ended December 31, 2012.

Consolidated revenues totaled $38.4 million for the fourth quarter of 2012, representing a 6% decline from $40.8 million in the 2011 fourth quarter. The Company recorded a net loss for the fourth quarter of $6.7 million, or ($0.10) per share, compared to a net loss of $0.6 million, or ($0.01) per share, in 2011. The fourth quarter 2012 results include a non-cash charge for impairment of long-lived assets totaling $5.1 million, along with restructuring charges of $0.4 million.

For the year ended December 31, 2012, consolidated revenues were $146.3 million compared to $157.5 million in the comparable period of 2011. The Company's net loss for the year ended December 31, 2012 totaled $17.6 million, or ($0.25) per share, compared to a net loss of $3.5 million, or ($0.05) per share, in 2011. The results for the year ended December 31, 2012, include a non-cash charge for impairment of long-lived assets totaling $5.3 million and $2.4 million of restructuring charges. The results for the year ended December 31, 2011 included a non-cash charge for impairment of long lived assets of $0.2 million and $0.1 million of restructuring charges.

Fourth quarter 2012 revenues by service line:

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Portamedic revenue totaled $23.3 million in the fourth quarter of 2012, a decline of approximately 12% compared to $26.5 million in the fourth quarter of 2011, primarily due to a decline in paramedical exams completed during the quarter.

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Health & Wellness revenue totaled $8.2 million for the fourth quarter of 2012, a 21% increase from the fourth quarter of 2011, primarily due to an increase in health screenings completed during the quarter.

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Heritage Labs revenue totaled $2.5 million for the fourth quarter of 2012, a decrease of approximately 9% compared to the fourth quarter of 2011, primarily attributable to reduced demand for the Company's lab testing services.

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Hooper Holmes Services revenue totaled $4.4 million for the fourth quarter of 2012, down 9% in comparison to the prior year period, primarily attributable to reduced revenue from the Company's medical records collection services.

Net cash provided by operations approximated $1.0 million in the fourth quarter of 2012 and capital expenditures totaled $0.8 million. As of December 31, 2012, cash and cash equivalents totaled $8.3 million, with no outstanding borrowings under the Company's credit facility.

On February 28, 2013 the Company entered into a new three year Loan and Security Agreement with Keltic Financial Partners II, LP. The new loan and security agreement provides a revolving line of credit up to $10 million. We expect to utilize this facility to support our operations and fund certain improvements. Currently, there are no borrowings outstanding under the facility. We were assisted by Cantor Fitzgerald & Co. in placing this new loan agreement. Cantor Fitzgerald & Co. is continuing to work closely with the Company and the Board of Directors.

Commenting on the 2012 fourth quarter and full year, Ransom J. Parker, President and CEO of Hooper Holmes, stated:

“Our fourth-quarter and full year results have not met our expectations. The results reflect our ongoing effort to transform our business, primarily our Portamedic unit, which has taken longer than we expected. As we have described throughout the year, this work impacts virtually every aspect of our Portamedic business - information technology, workflows, operating procedures, sales and customer service. We remain committed to aggressively completing the transformation and to achieving improved results.

In July 2012, we implemented the first phase of our conversion to the new Portamedic delivery model which included many of our new capabilities including: our new case management system - PartnerLink; a new release of our e-exam platform - iParamed; a new website for life insurance exam orders - ePortamedic.com; and a new approach to recruiting, managing and mentoring our health professional network partners.

This initial conversion has produced tangible byproducts at the operating level. Highlights of Portamedic's conversion include:

•	Launching our Life Application Processing PlatformSM, a product that increases the efficiency of life insurance e-application processes for mid-sized brokers and helps them sell more life insurance.

•	Expanding our iParamed e-exam platform, deploying over 1,000 iParamed-equipped netbooks to health professionals in all 50 states and the District of Columbia.

•	Integrating PartnerLink, our new case management system, into our partner RSA Medical's infrastructure and extending iParamed to expand market penetration and generate additional Portamedic revenue.

•	Integrating our online scheduling tool into the call center operations of one of our largest customers to facilitate automated placement of exam orders in Portamedic.

•	Providing exam billing services for three large paramedical service providers, as new Portamedic customers, who we expect will generate substantial new orders.

•	Incorporating our online scheduling tool into the operations of a large Internet marketer of life insurance products which was not previously served by Portamedic.

•	Installing our new ordering platform at two large call centers operated by the direct sales organization of one of our largest life insurance company customers.

•	Adapting iParamed to meet the needs of four, new large life insurance carriers which we expect to contribute to revenues in 2013.

•	Implementing a new warehouse management and inventory control system to reduce costs and improve efficiencies in distributing lab kits to our health professionals.

•	Adding over 1,000 customers on our new ordering web site.

•	Adding over 100 new health professionals per month to our network.

While we are disappointed by the financial results we reported today, we are encouraged by these positive developments in Portamedic, although they are taking longer to complete than we had hoped. We remain committed to the overriding goals of our new delivery model to provide improved service levels to our carrier partners, more consistent service experience for our ordering customers, and improved opportunities, service and support for our health professionals network.

The new delivery model has resulted in a much lower cost structure, but we believe that the conversion process itself introduced a degree of instability to our operations creating some of the decline we have experienced in our financial performance. We are continuing to address certain sales and operational issues related to the new model in an effort to improve future sales. Further optimization of our delivery model is underway in 2013.

The 2012 fourth-quarter and year-end results also demonstrate the strong competitive position of our Health & Wellness business. Our business is strong. Demand for our end-to-end screening services continues to grow as our sponsor partners introduce new offerings. In conjunction with our partners, we are designing and launching new products and services, and we are winning new business.

Throughout 2012 we developed and launched new Health & Wellness products and services and we began reengineering our operations to continuously improve service quality and support future growth. We added new technology capabilities to support further expansion into government markets. Highlights of the progress we are experiencing in Health & Wellness include:

•	Performing 411,000 health screenings in 2012 compared to approximately 348,000 in 2011.

•	Completing 18,974 screening events in 7,596 cities and towns in all 50 states, the District of Columbia, and Puerto Rico.

•	Providing services on behalf of 60 sponsors for 2,164 total employers.

•	Increasing the number of “wellness certified” health professionals in our network to approximately 3,000, from 2,000 last year.

•	Achieving a 98.7% screening participant satisfaction rating.

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Completing technology integration, staffing, training and operating procedures to serve Westat, Inc. in support of the largest ever government study of tobacco use - a collaboration between the National Institutes of Health and the U.S. Food and Drug Administration.

•	Introducing Venipuncture Engagement Counseling - a new service expected to meet with increased customer acceptance in 2013.

•	Complying with certain levels of the Federal Information Security Management Act of 2002 ("FISMA"), to support future Government contracts.

•	Adding a new service, EZ Link, for screening remote individuals or small groups by accessing physician records.

•	Enhancing Health & Wellness' infrastructure with new talent to focus on increasing our pipeline of new business opportunities to support growth in 2013.

We believe that we are well positioned to capture a significant share of the growing health- and care-management market given our unique set of assets, including Heritage Labs, our proprietary Health & Wellness IT system, and our growing network of certified health professionals.”

Board Chairman Ron Aprahamian added, “The Board is not satisfied with our results and will continue to be heavily involved in efforts to improve our operations and financial performance. In addition to the work done with Cantor Fitzgerald, we have retained Mr. Henry Dubois of Tatum LLC to assist the Board and the management team as we strive to improve shareholder value. We look forward to reporting future progress as we go through the year.”

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.